Exhibit 10.1(b)
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”), is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and STEPHEN BYERS (“Employee”).
W I T N E S S E T H:
WHEREAS, the Company and Employee entered into an Employment Agreement dated as of June 28, 2006 (“Agreement”) with respect to the employment of Employee as the Company’s Executive Vice President, CPS Stores;
WHEREAS, Employee has been promoted to the position of Vice Chairman, Stores, Operations, Private Brand, Merchandise Planning and Allocation;
WHEREAS, the Human Resources and Compensation Committee (“HRCC”) of the Company’s Board of Directors (“Board”) and the Company’s Board have approved certain modifications to the Agreement as modified by this First Amendment; and
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
Section 1. Position and Responsibilities. Effective as of October 2, 2006, the Company has promoted Employee to the position of Vice Chairman, Stores, Operations, Private Brand, Merchandise Planning and Allocation, and Employee accepts such position on the terms and conditions set forth in this First Amendment. Employee shall have the responsibilities as determined by the President and Chief Executive Officer and/or the Board and shall report either to the President and Chief Executive Officer or such other direct report of the President and Chief Executive as the President and Chief Executive Officer and/or Board may designate.
Section 2. Base Salary. Effective as of October 2, 2006, Employee’s annualized Base Salary shall be increased to Five Hundred Twenty-Five Thousand Dollars ($525,000).
Section 3. Annual Bonus. Amendment of Paragraph 4(b) of the Agreement. The following is substituted for Paragraph 4(b) of the Agreement:
“4(b). Annual Bonus.
(i) Employee will participate in The Bon-Ton Stores, Inc. Cash Bonus Plan (“Cash Bonus Plan”) in accordance with its terms and conditions as it may be amended in accordance with its provisions, or a similar plan, program or practice. The HRCC shall retain discretion with respect to any such bonuses as is provided under the terms of the Cash Bonus Plan. To the extent reasonably practicable, the bonus shall be computed within 90 days following the close of the Company’s fiscal year and paid within 30 days of its computation. Employee must be employed on the last day of the Company’s fiscal year to receive a bonus.

(ii) For the fiscal year of the Company beginning January 29, 2006 (“Current Fiscal Year”), Employee’s bonus eligibility shall be calculated on a pro rata basis, based upon the date of his promotion to the position of Vice Chairman, Stores, Operations, Private Brand, Merchandise Planning and Allocation, as follows:
(A) For the period through October 1, 2006, Employee shall be eligible for a bonus with the following parameters: a threshold bonus of 33.75% of Employee’s Base Salary in effect at the end of the Current Fiscal Year; a target bonus of 45% of Employee’s Base Salary in effect at the end of the Current Fiscal Year; and a maximum bonus of 67.5% of Employee’s Base Salary in effect at the end of the Current Fiscal Year.
(B) For the period commencing October 2, 2006, Employee shall be eligible for a bonus with the following parameters: a threshold bonus of 56.25% of Employee’s Base Salary in effect at the end of the Current Fiscal Year; a target bonus of 75% of Employee’s Base Salary in effect at the end of the Current Fiscal Year; and a maximum bonus of 112.5% of Employee’s Base Salary in effect at the end of the Current Fiscal Year.
(C) If earned, one bonus will be paid, based upon provisions of subsections (A) and (B) above, depending upon the level of achievement with respect to the performance measures determined by the HRCC.
(iii) For fiscal years of the Company subsequent to the Current Fiscal Year during the Term of this Agreement, Employee shall be eligible to earn a bonus, with the following parameters: a threshold bonus of 56.25% of Employee’s Base Salary; a target bonus of 75% of Employee’s Base Salary; and a maximum bonus of 112.5% of Employee’s Base Salary. If earned, one bonus will be paid depending upon the level of achievement with respect to the performance measures determined by the HRCC.”
Section 4. Long Term Incentive Plan. Amendment of Paragraph 4(c) of the Agreement. The following is substituted for Paragraph 4(c) of the Agreement:
“4(c). Long Term Incentives
(i) Restricted Share Grant. On October 2, 2006, Employee received, under The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan (“Stock Incentive Plan”), a one time grant of 5,250 restricted shares of the Company’s Common Stock (“Restricted Shares”). Employee’s ownership of these Restricted Shares shall vest on October 2, 2009 provided that Employee is continuously employed by the Company through October 2, 2009.

(ii) On October 2, 2006, Employee received, under the Stock Incentive Plan, a one time grant of options to purchase 21,500 shares of the Company’s Common Stock at a purchase price equal to the fair market value of the stock on October 2, 2006 (“Options”). The Options shall vest ratably, provided that Employee is continuously employed by the Company on each respective date, in three installments as follows: 7,166 shares on October 2, 2007; 7,167 shares on October 2, 2008; and 7,167 shares on October 2, 2009.
(iii) Employee may receive grants of restricted shares or options in the future in the discretion of the Company.”
Section 5. Resignation for “Good Reason.” The following shall apply in lieu of Paragraph 8(b)(i) of the Agreement:
Employee may resign for “Good Reason,” defined below, upon 30 days’ written notice by Employee to the Company except as set forth in Paragraph 8(c) of the Agreement. The Company may waive Employee’s obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary that otherwise would be due through the end of the notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following: (A) the Company’s transfer of Employee to a position below the level of an Executive Vice President; (B) the reduction of Employee’s annualized Base Salary to an amount that is less than Four Hundred Twenty-Five Thousand Dollars ($425,000); (C) the reduction of Employee’s threshold bonus potential below 33.75%, Employee’s target bonus potential below 45% or Employee’s maximum bonus potential below 67.5%; (D) any required relocation from the Milwaukee, Wisconsin area; or (E) any other substantial breach of any material provision of the Agreement as modified by this First Amendment. The parties agree that any changes in Employee’s position, Base Salary or bonus potential that do not constitute “Good Reason” under (A), (B) or (C) of this subsection shall not be deemed to be a breach of the Agreement or of this First Amendment for any purpose. It is understood that the acts or omissions referenced above shall not constitute “Good Reason” unless the Employee provides the Company with written notice detailing the matters he asserts to be “Good Reason” that the Company does not cure within thirty (30) days of receiving the written notice.

Section 6. Term of Agreement; Effective Date of this First Amendment. Amendment of Paragraph 2 of the Agreement.
(a) This First Amendment is effective as of October 2, 2006.
(b) In all other respects, Paragraph 2 of the Agreement shall remain in effect.
Section 7. Controlling Law. This First Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
Section 8. Execution in Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This First Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.
Section 9. Effect of First Amendment. Except as may be affected by this First Amendment, all of the provisions of the Agreement, as amended hereby, shall continue in full force and effect. The provisions of this First Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement other than as expressly set forth herein.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered this Agreement, in Pennsylvania.

THE BON-TON STORES, INC.

By:	/s/ BYRON BERGREN	12/20/06

	Byron Bergren	Date
President and Chief Executive Officer

/s/ STEPHEN BYERS		12/12/06

Stephen Byers		Date